MAYTAG ANNOUNCES JOINT VENTURES IN CHINA
                         __________________________

                       Maytag will gain equity stake
              in one of China's leading washer manufacturers;
                        Also plans future investment
               to develop and produce refrigerators in China

                         __________________________


     NEWTON, IOWA--(Sept. 16, 1996)--Maytag Corporation announced today it will invest approximately $70 million in a series of joint ventures in laundry and refrigeration with the Hefei Rongshida Group Corporation in Hefei, Anhui Province, the People's Republic of China. The joint ventures, which will operate under the name Hefei Rongshida, have received approval from the provincial government in Anhui.

     Maytag will invest $35 million for an equity stake in three joint ventures with the Hefei Rongshida Group's established laundry products company and associated enterprises (motors, plastics, molds, and small appliances), collectively known as "RSD." RSD is among the market leaders in laundry products and also is a widely recognized name brand in China.

     In the second phase of the joint ventures, Maytag will provide refrigeration product design and engineering, and both Maytag and RSD will invest approximately $35 million each over the next several years to develop a refrigeration products business and build a refrigerator manufacturing facility in Hefei.

     "I'm excited and pleased by this opportunity with RSD," said Maytag Chairman and CEO Leonard A. Hadley. "This is a focused investment for Maytag aimed at profitable growth in a market that is growing at double-
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digit rates.
     "RSD is an established business with a strong market position. Our companies have similar competencies and we are both proven performers. Maytag brings technology, capital, financial strength, and a tradition of quality to the partnership. RSD brings proven financial performance, local management expertise, a highly respected brand name, a well-developed nationwide sales and distribution network, and a complementary focus on quality, all of which are critical in serving consumers throughout China."
     Hadley went on to point out the investment tracks Maytag's public
statements.    "We have said publicly that we will look for opportunities that can deliver growth," he said. "We believe this investment will do that. It centers around product lines that are at the core of our business: laundry and refrigeration. And, the investment is large enough to become meaningful to our business but still of a size we can make comfortably."
     Over the past 18 months, Maytag has invested heavily in its core products and businesses, while divesting businesses in Europe, Australia, and North America that were not performing in the top tier in their respective markets.
     "Maytag today is stronger financially than it has been for some time," Hadley said. "As a result, we now have choices for growth that we have not had for some time. It's an exciting time for the organization and for our shareowners. And we will continue to be aggressive in exploring new business opportunities that can lead to profitable growth."
     Maytag will own 50.5 percent in the Hefei Rongshida joint ventures through two wholly-owned subsidiaries (Maytag International Investments BV at 49.5 percent, and AERA, Ltd., Hong Kong, at one percent). Hefei Rongshida Group Corporation will own 49.5 percent. Maytag Corporation's involvement in the joint ventures will be managed by Maytag International, Inc., headquartered in Chicago, which handles export sales, licensing, and international ventures for the corporation.
     "RSD is an efficient producer that is very well managed and already among the leaders in the total laundry market in China," explained Carl R. Moe, president of Maytag International. "Further, the laundry and refrigeration joint ventures can serve as an export base for the Pacific
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Rim."  The RSD appliance brand name will be used on laundry products in
China and will be extended to the refrigeration line in the second phase of the joint ventures.
     RSD's 1995 revenues were approximately (U.S.) $100 million, with operating margins in low double-digits. RSD produced approximately 1.1 million washing machines in 1995. Available statistics indicate 9.5 million washing machines were produced in China in 1995, to serve a growing market significantly larger than the U.S. Manufacturers in the U.S., by comparison, produced 6.9 million washing machines in 1995. (The U.S. and China are the two largest, homogeneous laundry markets in the world.)
     For Maytag Corporation, the joint ventures mark the second major business investment announced in the third quarter, and the latest in a series of major investments in its core product and business lines.

     In July, the corporation announced a $44 million investment (subsequently increased to $47 million) to expand its Hoover floor care division's manufacturing site in El Paso, Texas, to produce a new product line of vacuum cleaners. The corporation also recently completed a major expansion at its Hoover plant in Juarez, Mexico.

     Maytag Appliances, the corporation's major appliance business, is in the final stages of a $50 million investment to develop and manufacture a high-efficiency, horizontal-axis clothes washer and companion dryer at its Newton, Iowa, Laundry Products plant.

     Maytag Appliances introduced in August a new line of Maytag brand Dependable CareTM laundry products with a unique, patented agitator that senses load size and adjusts washing action accordingly.

     Maytag Appliances is nearing the final stages of an overall $180 million investment to expand its production facility and redesign its refrigeration line in Galesburg, Illinois.

     Maytag Appliances also is in the final stages of consolidating cooking
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     products manufacturing and upgrading its range plant in Cleveland,
     Tennessee.

     Maytag Corporation, headquartered in Newton, Iowa, is a brand leader in major appliances, floor care, and cold-drink vending. The major appliance business unit is Maytag Appliances, the third largest producer in the industry, which manufactures and markets appliances under the Maytag, Jenn-Air, Magic Chef, and Admiral brands. The Hoover Company is a division of Maytag Corporation and is the leading North American producer of floor care products. Dixie-Narco is the corporation's vending equipment manufacturer and a leader in its markets.
                                  *  *  *
Contact:  Tom Schwartz at Maytag Corp. 515-791-6342

Additional Maytag Corporation information is available at:
http://www.maytagcorp.com

Additional information on Maytag brand appliances is available at: http://www.maytag.com